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                                                                    EXHIBIT 10.1
April 2, 1997

Mr. David M. Stoner
183 Maple Street
Litchfield, CT 06759

Dear David:

I am very pleased to extend an offer to you to join the SS&C Technologies, Inc. team as President and Chief Operating Officer. You will be responsible for SS&C's overall organization.

A complete description of responsibilities will be provided upon your joining SS&C and we will jointly map out goals and expectations. I would expect that you would be joining SS&C full time no later than April 15, 1997.

We have structured a compensation package that consists of six components: salary, incentive plan, stock options, benefits, severance, signing bonus, and board seat.

1.  Salary

    Base salary of $225,000, paid according to standard company payroll policy.

2.  Incentive Plan

    You are eligible for the 1997 SS&C incentive compensation plan. Target compensation for this plan @ 100% is $62,000 at 125% of plan is $82,000.

3.  Stock Options

    The company will grant you participation in the 1994 stock option plan. You will be eligible to receive options to be 250,000 shares of SS&C Common Stock which will vest annually over four years. This equates to approximately 2% of SS&C's outstanding shares. The option price will be the price at the close of business on your start date. The option price is adjusted to reflect the value of the company and historically the price has risen.

3A. Options will be vested in full upon change of ownership.

4.  Benefits

    Over the first few days, we will review the 401(k) Plan, education, short-term disability, vacation, and other benefits in greater detail. However, you are eligible for health insurance benefits on your start date with SS&C. Our medical plan is
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    with the Aetna, through CBIA, the Connecticut Business and Industry
    Association and our Dental with The Guardian Life Insurance Company. We offer employees the option of their portion of health insurance premiums to be taken out of their gross salary via a premium conversion plan. We can discuss the tax implications of the plan in more detail.

5.  Severance

    Although we hope that the employment relationship will be mutually satisfactory, your employment with SS&C is "at will." This means that your employment is for no specific period of time, however in the event you are involuntarily terminated for reasons other than cause, you will receive continuing base salary and benefits for a period of 6 months. If you are involuntarily terminated for reason other than cause (examples are: committing a felony or misdemeanor and unethical or dishonest behavior) within the first year, 25% of your options will immediately vest. Specific wording on this matter is more clearly defined in the stock option plan, which will be provided on your start date.

6.  Board Seat

    You will be nominated for SS&C's Board of Directors and all efforts will be made to have you installed no later than the July 1997 Board meeting.

You understand and agree that no facts or circumstances arising out of employment, including length of employment or any conduct by the company, including express or implied agreements, can alter the at will employment relationship unless specifically set forth in writing and signed by you and the Chief Executive of the company.

It is our policy to have all new employees sign an Employee Confidentiality Agreement which will be provided for your signature on your first day of employment. We are also required by law to assure your right to work in the United States. Please provide a copy of your birth certificate or passport on or before your first day of employment.

This letter sets forth, fully, all understandings and agreements between you and SS&C regarding your employment. Please acknowledge your acceptance of our offer by signing and dating this letter and returning it to me. A copy is included for your records.
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David, this is a key position in a fast growing, results oriented company.  I think SS&C is an excellent opportunity for you to leverage your background and abilities and you will find that as you help this company succeed, you will be highly rewarded.

Sincerely,

/s/ William C. Stone

William C. Stone
Chief Executive Officer



ACCEPTED BY:


/s/ David M. Stoner
-----------------------------------
Mr. David M. Stoner